EXHIBIT 99.1

Codorus Valley Bancorp, Inc.

Reports Third Quarter Earnings for 2013

FOR IMMEDIATE NEWS RELEASE—York, Pennsylvania (October 15, 2013)

Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, today announced net income available to common shareholders (earnings) of $2,615,000 or $0.55 per share basic, $0.54 per share diluted, for the quarter ended September 30, 2013, compared to earnings of $1,809,000 or $0.39 per share basic, $0.38 per share diluted, for the quarter ended September 30, 2012. For the first nine months of 2013, net income available to common shareholders was $7,797,000 or $1.65 per share basic, $1.62 per share diluted, compared to $6,619,000 or $1.42 per share basic, $1.40 per share diluted, earned in the first nine months of 2012. Earnings per share for all periods reported were adjusted for a recently declared 5% common stock dividend, discussed below.

Third quarter commentary

Items worthy of mention for the quarter ending September 30, 2013, include:

•	Net income available to common shareholders for the third quarter of 2013 increased $806,000 or 45 percent compared to the third quarter of 2012. Current quarter performance reflected an increase in net interest income from an increase in interest earning assets and a decrease in the cost of deposits. A decrease in the provision for loan losses, as a result of improved credit quality, also contributed to the increase in earnings.

•	On October 8, 2013, the Corporation declared a regular quarterly cash dividend of $0.12 per common share, payable on November 12, 2013, to shareholders of record at the close of business on October 22, 2013. Including the dividend that was just declared, cash dividends for the year 2013 will total $0.46 per share, representing a $0.06 or 15 percent increase compared to the year 2012.

•	Also on October 8, 2013, the Corporation declared a 5% common stock dividend, payable on December 10, 2013, to shareholders of record at the close of business on October 22, 2013.

•	On September 25, 2013, PeoplesBank opened its newest banking office at 3160 Carlisle Road in Dover, Pennsylvania. With this addition, PeoplesBank’s banking franchise now numbers twenty financial center locations.

•	At September 30, 2013, the Corporation’s nonperforming assets ratio was 1.67 percent, an improvement from the 2.14 percent at September 30, 2012.

Additional financial information, which is unaudited, is provided in the Financial Highlights section of this Earnings Release.

Review of operations

For the nine month period ending September 30, 2013, net income available to common shareholders increased $1,178,000 or 18 percent compared to the first nine months of 2012. The increase in earnings was due primarily to an increase in net interest income and, to a lesser degree, decreases in the provision for loan losses, noninterest expense and preferred stock dividends, which more than offset a decrease in noninterest income and an increase in the provision for income taxes, as described below.

The $1,463,000 or 5 percent increase in net interest income was due primarily to a decrease in funding costs resulting from a larger proportion of low cost core deposits to total deposits and lower rates generally paid on all deposit products, which reflected unusually low market interest rates. The average balance of interest earning assets, principally commercial loans, increased approximately $51 million or 5 percent for the first nine months of 2013, compared to the same period of 2012. While the volume of earning assets increased, its effect on interest income was largely offset by lower yields, a reflection of the low interest rate environment.

The $180,000 or 16 percent decrease in the provision for loan losses was due primarily to improving credit quality and adequacy of the allowance for loan losses.

The $135,000 or 2 percent decrease in noninterest income was primarily the result of a decrease in gains from the periodic sale of investment securities. Gains from the sale of U.S. agency mortgage-back securities were greater in the first nine months of 2012 as selected instruments that no longer met the Corporation’s investment standards were liquidated. Core noninterest income, which excludes gains or losses from the sale of securities increased $252,000 or 4 percent, representing normal business growth.

The $274,000 or 1 percent decrease in noninterest expense was primarily the result of the $1,888,000 or 82 percent decrease in impairment costs associated with foreclosed real estate. The decrease in impairment costs more than offset the $1,241,000 or 11 percent increase in personnel expense, which resulted from expanding the banking franchise and normal business growth.

The $738,000 or 33 percent increase in the provision for income taxes was due to the 19 percent increase in income before income taxes.

The $134,000 or 42 percent decrease in preferred stock dividends was the result of a decrease in the dividend rate caused by the addition of loans that qualified for the U.S. Treasury’s Small Business Lending Fund Program. Dividends under this program are expected to average 1 percent this year, compared to approximately 1.5 percent for the year 2012.

Review of financial condition

On September 30, 2013, total assets were approximately $1.12 billion, representing a $52 million or 5 percent increase, compared to September 30, 2012. Compared to one year ago, asset growth occurred primarily in the commercial loan portfolio and was funded primarily by an increase in core deposits and, to a lesser degree, low-rate advances from the Federal Home Loan Bank of Pittsburgh. The growth of core deposits is a particular focus of the Corporation because the rates are relatively low, are a source of fee income and provide the opportunity to cross-sell other financial products and services. The Corporation excludes time deposits in its definition of core deposits.

As a result of profitable operations, the Corporation’s capital level remained sound as evidenced by capital ratios that exceed current regulatory requirements for well capitalized institutions as provided in the Financial Highlights section of this Earnings Release.

2

About Codorus Valley Bancorp, Inc. and PeoplesBank, A Codorus Valley Company

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, comprised currently of twenty financial centers located throughout York County, Pennsylvania and in Hunt Valley, Bel Air and Westminster, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services. Additional information is available on the bank’s website at www.peoplesbanknet.com.

Forward-looking statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the company is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision. The company undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Earnings Release should be directed to:

Larry J. Miller

Vice-Chairman, President, and CEO

Codorus Valley Bancorp, Inc.

717-747-1500

888-846-1970

lmiller@peoplesbanknet.com

3

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Interest income	$11,819	$11,608	$34,653	$34,693
Interest expense	2,124	2,677	6,505	8,008
Net interest income	9,695	8,931	28,148	26,685
Provision for loan losses	150	650	970	1,150
Noninterest income	1,854	2,295	5,899	6,034
Noninterest expense	7,732	8,194	22,142	22,416
Income before income taxes	3,667	2,382	10,935	9,153
Provision for income taxes	990	511	2,951	2,213
Net income	2,677	1,871	7,984	6,940
Preferred stock dividends	62	62	187	321
Net income available to common shareholders	$2,615	$1,809	$7,797	$6,619
Basic earnings per common share	$0.55	$0.39	$1.65	$1.42
Diluted earnings per common share	$0.54	$0.38	$1.62	$1.40

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	September 30,	December 31,	September 30,
	2013	2012	2012
Cash and short term investments	$17,147	$49,757	$51,259
Investment securities	242,737	236,925	241,585
Loans	815,487	740,225	736,491
Allowance for loan losses	(9,449)	(9,302)	(8,787)
Net loans	806,038	730,923	727,704
Premises and equipment, net	14,289	11,493	10,624
Other assets	36,568	30,639	33,186
Total assets	$1,116,779	$1,059,737	$1,064,358

Deposits	$922,315	$901,307	$895,454
Borrowed funds	82,048	50,171	60,171
Other liabilities	6,683	6,928	8,508
Shareholders’ equity	105,733	101,331	100,225
Total liabilities and shareholders’ equity	$1,116,779	$1,059,737	$1,064,358

4

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2013	2013	2013	2012	2012	September 30,
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2013	2012
Earnings and Per Share Data (7)
(in thousands, except per share data)
Net income available to common shareholders	$2,615	$2,583	$2,599	$2,391	$1,809	$7,797	$6,619
Basic earnings per common share	$0.55	$0.55	$0.55	$0.51	$0.39	$1.65	$1.42
Diluted earnings per common share	$0.54	$0.54	$0.54	$0.50	$0.38	$1.62	$1.40
Cash dividends paid per common share	$0.114	$0.105	$0.105	$0.100	$0.100	$0.324	$0.264
Book value per common share	$16.98	$16.49	$16.59	$16.22	$16.09	$16.98	$16.09
Tangible book value per common share	$16.98	$16.49	$16.59	$16.22	$16.06	$16.98	$16.06
Average common shares outstanding	4,751	4,731	4,710	4,691	4,671	4,731	4,654
Average diluted common shares outstanding	4,845	4,818	4,796	4,768	4,748	4,819	4,714

Performance Ratios (%)
Return on average assets (4)	0.97	0.98	1.01	0.93	0.71	0.98	0.89
Return on average equity (4)	10.26	10.13	10.39	9.69	7.50	10.26	9.50
Return on average realized equity (1)(4)	10.51	10.63	10.98	10.35	8.04	10.70	10.17
Net interest margin (2)	3.78	3.79	3.86	3.82	3.70	3.81	3.81
Efficiency ratio (3)	64.39	60.86	62.42	63.03	72.48	62.57	66.57
Net overhead ratio (6)(4)	2.12	1.91	1.99	2.02	2.38	2.01	2.17

Asset Quality Ratios (%)
Net loan charge-offs to average loans (4)	0.08	0.31	0.04	0.05	0.31	0.14	0.20
Allowance for loan losses to total loans (5)	1.16	1.23	1.25	1.26	1.20	1.16	1.20
Nonperforming assets to total loans
and foreclosed real estate	1.67	1.89	2.04	1.64	2.14	1.67	2.14

Capital Ratios (%)
Average equity to average assets	9.42	9.67	9.73	9.55	9.44	9.60	9.41
Tier 1 leverage capital ratio	10.19	10.28	10.29	10.02	9.83	10.19	9.83
Tier 1 risk-based capital ratio	12.99	13.52	13.52	13.59	13.41	12.99	13.41
Total risk-based capital ratio	14.08	14.68	14.70	14.79	14.55	14.08	14.55

(1)	excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(2)	net interest income (tax-equivalent) as a percentage of average interest earning assets
(3)	noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(4)	annualized for the quarterly periods presented
(5)	excludes loans held for sale
(6)	noninterest expense less noninterest income as a percentage of average assets
(7)	per share amounts and shares outstanding were adjusted for common stock dividends.

-- END --

5